Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of NGL Energy Partners LP of our report dated August 30, 2019, except for the adjustments to comply with Regulation S-X discussed in Note 2 to the consolidated financial statements, as to which the date is October 23, 2019 relating to the financial statements of Hillstone Environmental Partners, LLC, which appears in NGL Energy Partners LP’s Current Report on Form 8-K/A dated November 18, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
January 9, 2020